Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EASTER PARENT, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Easter Parent, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

1.
That the name of this corporation is Easter Parent, Inc., and that this corporation was originally incorporated pursuant to the GCL on April 3, 2025 under the name Easter Parent, Inc.
2.
An Amended and Restated Certificate of Incorporation, which amended and restated the corporation’s certificate of incorporation in its entirety (the “Amended and Restated Certificate”), was filed with the Secretary of State of the State of Delaware on June 16, 2025.
3.
That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the certificate of incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders.
4.
This Second Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Amended and Restated Certificate and reflects a name change of the Corporation to ContextLogic Holdings Inc., was duly adopted in accordance with the provisions of Sections 242 and 245 of the GCL and by the written consent of its stockholders in accordance with Section 228 of the GCL. The certificate of incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I: NAME

The name of this corporation is ContextLogic Holdings Inc. (the “Corporation”).

ARTICLE II:

AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III:

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1.
Total Authorized.
1.1
The total number of shares of all classes of stock that the Corporation has authority to issue is

3,100,000,000 shares, consisting of: 3,000,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

1.2
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of the capital stock of the Corporation entitled to vote thereon, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.
Preferred Stock.
2.1
The Corporation’s Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of the capital stock of the Corporation entitled to vote thereon, and no vote of the holders of the Preferred Stock voting separately as a class shall be required therefor, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series of Preferred Stock is required pursuant to the terms of any Certificate of Designation.

2.2
Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of the Preferred Stock, or any future class or series of capital stock of the Corporation.

3.
Rights of Common Stock
3.1
Equal Status. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3.2
Voting Rights. Except as otherwise expressly provided by this Second Amended and Restated Certificate of Incorporation or as provided by applicable law, the holders of shares of Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of

Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Common Stock shall have the right to one (1) vote per share of Common Stock held of record by such holder.

3.3
Dividends and Distribution Rights. Shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor.

3.4
Subdivisions, Combinations or Reclassifications. Shares of Common Stock may not be subdivided, combined or reclassified unless proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Common Stock.

3.5
Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Common Stock.

3.6
Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Common Stock as a single class.

ARTICLE V: RESERVED

Reserved.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, however, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board of Directors and submitted to the stockholders for adoption thereby, if directors representing two-thirds (2/3) of the Whole Board have approved such adoption, amendment or repeal of any provisions of the Bylaws, then, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation, only the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal such provision of the Bylaws.

ARTICLE VII:

MATTERS RELATING TO THE BOARD OF DIRECTORS

1.
Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.
Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.
Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, immediately following 11:59 p.m. Pacific Time on the first day following ContextLogic Inc.’s 2021 Annual Meeting of Stockholders falling on or after the date on which the outstanding shares of class B common stock of ContextLogic Inc. represented less than forty percent (40%) of the total voting power of the then-outstanding shares of ContextLogic Inc. then entitled to vote generally in the election of directors. (the “Voting Threshold Date”), the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors is authorized to assign members of the Board of Directors already in office immediately prior to the Voting Threshold Date to such classes of the Classified Board. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Voting Threshold Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Voting Threshold Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Voting Threshold Date. At each annual meeting of stockholders following the Voting Threshold Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

4.
Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Prior to the Voting Threshold Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, directors may be removed with or without cause by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, no director may be removed from the Board of Directors except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, in the event of any increase or decrease in the authorized number of directors occurring after the Voting Threshold Date, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors so as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.
Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class, if any, to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

6.
Additional Directors Elected by the Preferred Stock. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Certificate of Designation) (any such director, a “Preferred Stock Director”), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of Preferred Stock Directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional Preferred Stock Directors so provided for or fixed pursuant to said provisions; and (ii) each such Preferred Stock Director shall serve until his or her successor shall have been duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor Preferred Stock Director may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect an additional Preferred Stock Director are divested of such right pursuant to said provisions, the terms of office of such Preferred Stock Director elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Preferred Stock Director, shall forthwith terminate (in which case such person shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

7.
Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

8.
No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII: DIRECTOR LIABILITY

1.
Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2.
Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation or any rights or protections of any officer or director of the Corporation under this Article VIII with respect to acts or omissions occurring prior to the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX:

MATTERS RELATING TO STOCKHOLDERS

1.
No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, from and after the Voting Threshold Date, (i) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (ii) no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

2.
Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by the stockholders or any other person or persons.

3.
Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE X:

SEVERABILITY

If any provision of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including without limitation, all portions of any section of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.

ARTICLE XI:

AMENDMENT OF CERTIFICATE OF INCORPORATION

1.
General. The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote (other than Sections 1.2 and 2.1 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 1.2 and 2.1 of Article IV, the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 1 of this Article XI, Sections 1.2 and 2 of Article IV, or Article VI, Article VII, Article VIII, Article IX, Article X or Article XII (the “Specified Provisions”); provided, further, that if directors representing two-thirds (2/3) of the Whole Board have approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated Certificate of Incorporation) of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation), shall be required to approve such amendment or repeal of, or the adoption of such provision inconsistent with, the Specified Provisions.

2.
Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Second Amended and Restated

Certificate of Incorporation) of the holders of Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Common Stock shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XI.

ARTICLE XII: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. This Article XII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

CERTAIN STOCK REPURCHASES

In connection with repurchases by the Corporation of shares of Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XIV TRANSFER RESTRICTIONS

1.
Definitions. As used in this Article XIV, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of the Treasury Regulations hereunder shall include any successor provisions):
(a)
“4.9-percent Transaction” means any Transfer described in clause (i) or (ii) of Section 2 of this Article XIV.

(b)
“4.9-percent Stockholder” means a Person or group of Persons that is a “5-percent stockholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g), as applied by replacing “5-percent” with “4.9-percent,” where applicable.

(c)
“Agent” has the meaning set forth in Section 5 of this Article XIV.

(d)
A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of any securities (that are as such, “Beneficially Owned”) that such Person actually owns, directly or indirectly, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Common Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or such Shares are otherwise aggregated with Common Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder. Notwithstanding the foregoing, a Person shall be deemed to Beneficially Own any Common Stock issuable or issued upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, that are in existence on the date hereof.

(e)
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(f)
“Effective Date” means the date on which this Article XIV became effective, upon filing of this Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State.

(g)
“Excess Securities” has the meaning set forth in Section 4 of this Article XIV.

(h)
“Expiration Date” means the earliest of (i) the repeal of Section 382 of the Code or any successor statute if the Board determines that this Article XIV is no longer necessary or desirable for the preservation of Tax Benefits; (ii) such date as the Board shall fix in its discretion; (iii) the beginning of a taxable year of the Corporation to which the Board determines that no Tax Benefits may be carried forward; or (iv) the date that is the third anniversary of the filing and effectiveness of this Certificate of Incorporation.

(i)
“Percentage Share Ownership” means the percentage interest Beneficially Owned of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) and Treasury Regulation § 1.382-4, or any successor provisions. Notwithstanding the foregoing, any Common Stock issuable or issued upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, that are in existence on the date hereof shall be included in the Percentage Share Ownership.

(j)
“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

(k)
“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(l)
“Prohibited Transfer” means any Transfer or purported Transfer of Shares to the extent that such Transfer is prohibited and/or void under this Article XIV.

(m)
“Purported Transferee” has the meaning set forth in Section 4 of this Article XIV.

(n)
“Remedial Holder” has the meaning set forth in Section 7 of this Article XIV.

(o)
“Shares” means (i) the Common Stock, and (ii) any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(p)
“Subsidiary” means, with reference to any Person, any other Person of which (i) a majority of the voting power of the voting securities or equity interests is Beneficially Owned, directly or indirectly, by such first-mentioned Person or otherwise controlled by such first-mentioned Person or (ii) an amount of voting securities or equity interests sufficient to elect at least a majority of the directors (or other Persons similarly responsible for the direction of the business and affairs of such other Person) of such other Person is Beneficially Owned, directly or indirectly, by such first-mentioned Person, or otherwise controlled by such first-mentioned Person.

(q)
“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, carryovers of disallowed business interest described in Section 163(j)(2) of the Code, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company and any of its Subsidiaries.

(r)
“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, event or occurrence or other action taken by a Person, other than the Corporation, that alters the Percentage Share Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d)), except that a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.

(s)
“Transferee” means any Person to whom Shares are Transferred.

(t)
“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

2.
Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article XIV any attempted Transfer of Shares prior to the Expiration Date and any attempted Transfer of Shares pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or Persons would become a 4.9-percent Stockholder or (ii) the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder would be increased by more than one-half of one percentage point. The prior sentence is not intended to prevent Common Stock from being DTC-eligible and shall not preclude the settlement of any transaction in Common Stock entered into through the facilities of a national securities exchange; provided, however, that the Common Stock and parties involved in such transaction shall remain subject to the provisions of this Article XIV in respect of such transaction.

3.
Exceptions.

The restrictions set forth in Section 2 of this Article XIV shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 3 of this Article XIV, the Board or a duly authorized committee thereof may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel to be delivered to the Board or a duly authorized committee thereof that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board or a duly authorized committee thereof may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board or a duly authorized committee thereof may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Shares acquired through a Transfer. Approvals of the Board or a duly authorized committee thereof hereunder may be given prospectively or retroactively. The Board or a duly authorized committee thereof, to the fullest extent permitted by law, may exercise the authority granted by this Article XIV through duly authorized officers or agents of the Corporation. Nothing in this Section 3 of this Article XIV shall be construed to limit or restrict the Board or a duly authorized committee thereof in the exercise of its fiduciary duties under applicable law.

4.
Excess Securities.

(a)
No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of any Shares that are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of a stockholder of the Corporation in respect of such Excess Shares, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions (whether liquidating or otherwise) thereon, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article XIV or until an approval is obtained under Section 3 of this Article XIV Section. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Shares, which is the subject of the Prohibited Transfer, shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this Article XIV shall also be a Prohibited Transfer.

(b)
The Corporation may require as a condition to the registration of the Transfer of any Shares or the payment of any distribution on any Shares that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Shares. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board or a duly authorized committee thereof to be necessary or advisable to implement this Article XIV, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Shares and other evidence that a Transfer will not be prohibited by this Article XIV as a condition to registering any transfer.

5.
Transfer to Agent. If the Board or a duly authorized committee thereof determines that a Transfer of Shares constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty days of the date on which the Board or a duly authorized committee thereof determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board or a duly authorized committee thereof (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Shares or otherwise would adversely affect the value of the Shares. Any Excess Securities resold by a Purported Transferee before the time at which the Corporation has delivered a demand to surrender such Excess Securities to the Agent shall be deemed to have been sold on behalf of and for the benefit of the Agent, and the Purported Transferee shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article XIV if the Agent rather than the Purported Transferee had resold the Excess Securities.

6.
Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities, together with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board or a duly authorized committee thereof ; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board or a duly authorized committee thereof which is described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A) and 2055 of the Code. The Purported Transferee’s sole right with respect to such Shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6 of Article XIV. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 of Article XIV inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

7.
Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of Shares within the meaning of Delaware law but which would cause a 4.9-percent Stockholder to violate a restriction on Transfers provided for in this Article XIV, the application of Sections 5 and 6 of this Article XIV shall be modified as described in this Section 7 of this Article XIV. A 4.9-percent Stockholder and/or any Person whose ownership of Common Stock is attributed to such 4.9-percent Stockholder (such 4.9-percent Stockholder or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Shares (which Shares shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, not to be in violation of this Article XIV. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Shares that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article XIV, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person. The purpose of this Section 7 of this Article XIV is to extend the restrictions in Sections 2 and 5 of this Article XIV to situations in which there is a 4.9-percent Transaction without a direct Transfer of Shares, and this Section 7 of Article XIV, along with the other provisions of this Article XIV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Shares.

8.
Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 5 of this Article XIV (whether or not made within the time specified in Section 5 of this Article XIV), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 of Article XIV shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XIV being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this Article XIV to constitute a waiver or loss of any right of the Corporation under this Article XIV. The Board or a duly authorized committee thereof may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XIV.

9.
Liability. The Corporation reserves the right to take any and all actions and seek all remedies against any stockholder who knowingly violates the provisions of this Article XIV and any Persons controlling, controlled by or under common control with such stockholder, which may include seeking an award of damages suffered by the Corporation or its other stockholders as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

10.
Obligation to Provide Information. As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article XIV or the status of the Tax Benefits of the Corporation.

11.
Legends. The Board or a duly authorized committee thereof may require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to the restrictions on transfer and ownership contained in this Article XIV bear the following legend:

“THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF SHARES OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD”) OR A COMMITTEE THEREOF IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF SHARES OF COMMON STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.9-PERCENT STOCKHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE SHARES OF COMMON STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES THAT VIOLATE THE TRANSFER RESTRICTIONS WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9-PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board or a duly authorized committee thereof may also require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to conditions imposed by the Board or a duly authorized committee thereof under Section 3 of this Article XIV also bear a conspicuous legend referencing the applicable restrictions.

12.
Authority of the Board.

(a)
The Board or a duly authorized committee thereof shall have the power to determine all matters necessary for assessing compliance with this Article XIV, including, without limitation, (1) the identification of 4.9-percent Stockholders, (2) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (3) the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder, (4) whether an instrument constitutes a Share or Shares, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this Article XIV, (6) whether the benefit to be derived from the Tax Benefits is material; (7) whether enforcement of the provisions of this Article XIV should be deferred or suspended for one or more periods upon a determination by the Board or a duly authorized committee thereof that the benefits from the Tax Benefits are not material or reasonably expected to be material; and (8) any other matters which the Board or a duly authorized committee thereof determines to be relevant. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article XIV for purposes of determining whether any Transfer of Shares would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XIV.

(b)
Nothing contained in this Article XIV shall limit the authority of the Board or a duly authorized committee thereof to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its Stockholders in preserving the Tax Benefits. Notwithstanding anything to the contrary herein and to the fullest extent permitted by applicable law, unless the Board or a duly authorized committee thereof determines otherwise, in the event of any change to Section 382 of the Code and the applicable Treasury Regulations, any of the ownership interest percentages in the Corporation or the Persons or groups covered by this Article XIV shall automatically be deemed to be modified to the extent necessary to reflect such changes as is necessary to prevent an ownership change for purposes of Section 382 of the Code.

(c)
In the case of any ambiguity in the application of any of the provisions of this Article XIV, including any definition used herein, the Board or a duly authorized committee thereof shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XIV requires an action by the Board but fails to provide specific guidance with respect to such action, the Board or a duly authorized committee thereof shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XIV. The Board or a duly authorized committee thereof may , to the fullest extent permitted by law, delegate the authority granted by this Article XIV to duly authorized officers or agents of the Corporation. Nothing in this Article XIV shall be construed to limit or restrict the Board or a duly authorized committee thereof in its exercise of its fiduciary duties under applicable law.

13.
Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer, Chief Legal Officer and Secretary of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XIV. For purposes of determining the existence and identity of, and the amount of any Shares owned by, any Stockholder, the Corporation (including members of the Board and officers) is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Shares.

14.
Benefits of this Article XIV. Nothing in this Article XIV shall be construed to give to any Person other than the Corporation (including members of the Board or officers of the Corporation acting on behalf of the Corporation or taking action required or permitted to be taken by them under this Article XIV) or the Agent any legal or equitable right, remedy or claim under this Article XIV.

15.
Severability. The purpose of this Article XIV is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article XIV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIV.

16.
Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XIV, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

17.
Interpretation. Nothing in this Article XIV shall be construed to limit or restrict the Board or a duly authorized committee thereof in the exercise of its fiduciary duties under applicable law. All provisions of this Article XIV shall be construed to operate in a manner that is permitted by applicable law.

ARTICLE XV CORPORATE OPPORTUNITIES

(a)
Scope. The provisions of this Article XV are set forth to define, to the fullest extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of Abrams Capital Management, LLC (“Abrams Capital”) and its affiliated investment funds, BC Partners LLP and its affiliates, including BCP Special Opportunities Fund III Originations LP (collectively, “BC Partners”), and all of their respective affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation. “Alternative Opportunities” means any business opportunities, investments, acquisitions, financings, partnerships, strategic transactions, or other ventures that may include the same or similar business activities or lines of business as, or that overlap with or compete with, the present or future potential business of the Corporation or any of its subsidiaries.

(b)
Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, making investments in any kind of property or other interests in which the Corporation makes or may make investments, or otherwise competing with the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, Alternative Opportunities that are from time to time available or presented to the Exempted Persons, even if the opportunity is in the line of business of the Corporation or its subsidiaries or is otherwise one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such Alternative Opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Corporation and the industry in which it operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such Alternative Opportunity, directs such Alternative Opportunity to another person or fails to present such Alternative Opportunity, or information regarding such Alternative Opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein. Each Exempted Person shall have the right to hold any such Alternative Opportunity for its own account and benefit, or to direct, recommend, assign, or otherwise transfer such Alternative Opportunity to persons or entities other than the Corporation or any of its subsidiaries. Notwithstanding the foregoing provisions of this Section (b) of Article XV, this Article XV shall not apply to any Alternative Opportunity that is expressly offered in writing to an Exempted Person solely in his or her capacity as a director or officer of the Corporation.

(c)
Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XV, a corporate opportunity shall not be deemed to belong to the Corporation if it is an Alternative Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d)
Amendment of this Article. No amendment or repeal of this Article XV in accordance with the provisions of Article XI shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article XV shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or applicable law.

IN WITNESS WHEREOF, Easter Parent, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of this 25th day of July, 2025.

EASTER PARENT, INC.

/s/ Marianne Lewis Name: Marianne Lewis Title: Secretary